Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-205396 and 333-205395 on Form S-8 of our report dated March 29, 2018, relating to the financial statements of the Installation Services Business of USI Legend Parent, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the allocation of certain costs from USI Legend Parent, Inc.) appearing in this Current Report on Form 8-K of TopBuild Corp.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

May 2, 2018